                                                                      EXHIBIT 11
                                                                      ----------

                       THE LIMITED, INC. AND SUBSIDIARIES

                        COMPUTATION OF PER SHARE EARNINGS

                      (Thousands except per share amounts)

                                                                                      Thirteen Weeks Ended
                                                                                ----------------------------------

                                                                                    August 2,         August 3,
                                                                                      1997               1996
                                                                                ---------------     --------------
Net Income                                                                             $27,574            $33,150
                                                                                ===============     ==============

Common shares outstanding:
     Weighted average                                                                  379,454            379,454
     Dilutive effect of stock options                                                    1,620              1,190
     Weighted average treasury shares                                                (107,860)          (108,567)
                                                                                ---------------     --------------
     Weighted average used to calculate net income per share                           273,214            272,077
                                                                                ===============     ==============

Net income per share                                                                      $.10               $.12
                                                                                ===============     ==============

                                                                                     Twenty-six Weeks Ended
                                                                                ----------------------------------

                                                                                    August 2,         August 3,
                                                                                      1997              1996
                                                                                ---------------     --------------
Net Income                                                                             $52,447            $61,302
                                                                                ===============     ==============

Common shares outstanding:
     Weighted average                                                                  379,454            379,454
     Dilutive effect of stock options                                                    1,213                870
     Weighted average treasury shares                                                (107,821)           (89,040)
                                                                                ---------------     --------------
     Weighted average used to calculate net income per share                           272,846            291,284
                                                                                ===============     ==============

Net income per share                                                                      $.19               $.21
                                                                                ===============     ==============

Note:  Exercise of the Wexner Agreement (which cannot occur prior to January 31,
       1998) was determined not to dilute reported earnings per share.